Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

On April 28, 2025, Caribbean Merger Sub I, Inc. merged with and into Jade Biosciences, Inc. (“Pre-Merger Jade”), with Pre-Merger Jade continuing as a wholly owned subsidiary of Aerovate Therapeutics, Inc. (“Aerovate”) and the surviving corporation of the merger (the “First Merger”), and Pre-Merger Jade merged with and into Caribbean Merger Sub II, LLC (“Second Merger Sub”), with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the completion of the Merger, Second Merger Sub changed its corporate name to “Jade Biosciences Operating Company, LLC” and Aerovate changed its name to “Jade Biosciences, Inc.” (the “Company”) and Jade Biosciences Operating Company, LLC merged with and into the Company, with the Company surviving the Merger.

You should read the following discussion and analysis of our financial condition and results of operations together with the condensed consolidated financial statements and the related notes thereto included as Exhibit 99.1 to the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 14, 2025 (the “Current Report on Form 8-K”) of which this Exhibit 99.2 is a part, as well as our audited consolidated financial statements and the related notes thereto beginning on page F-22 of Aerovate’s Registration Statement on Form S-4 most recently amended on March 24, 2025 and declared effective on March 25, 2025 (the “Registration Statement”). The following discussion contains forward-looking statements that reflect our current plans, forecasts, estimates and beliefs and involve risks and uncertainties. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Our actual results, outcomes and the timing of events could differ materially from those discussed in the forward-looking statements. Forward-looking statements are not historical facts, reflect our current views with respect to future events, and apply only as of the date made. We do not intend, and undertake no obligation, to update these forward-looking statements, except as required by law. References to “we,” “us,” “our,” “Jade” or “the Company” refer to Jade Biosciences, Inc. and its consolidated subsidiaries after the Merger, unless context otherwise requires.

Overview

We are a biopharmaceutical company developing potentially differentiated biologic therapies for patients living with autoimmune diseases with the goal of improving upon the existing treatment paradigm through the delivery of improved dosing and convenience, a comparable safety profile, and potentially increased clinical activity. Our approach is to discover and efficiently develop biologics that address emerging targets supported by third-party clinical data and that overcome shortcomings of existing product candidates in development, such as potency, bioavailability, formulation, and pharmacokinetic properties. Our initial program, JADE-001, is targeting a cytokine called “A PRoliferation Inducing Ligand” (“APRIL”) that modulates plasma cell survival and immunoglobulin production. As part of the JADE-001 program, we are developing our lead candidate, JADE101, a monoclonal antibody targeting APRIL that we plan to initially develop for the treatment of IgA nephropathy, with initiation of a first-in-human clinical trial planned in the second half of 2025 and interim data expected in the first half of 2026. In addition to JADE-001, we are conducting pre-clinical research with respect to two other programs in serious, systemic autoimmune indications with high unmet need, JADE-002 and JADE-003.

Since our inception in June 2024, we have devoted substantially all of our resources to raising capital, organizing and staffing the company, business and scientific planning, conducting discovery and research activities, establishing arrangements with third parties, and providing general and administrative support for these operations. We do not have any programs approved for sale and have not generated any revenue from product sales. To date, we have funded our operations primarily with proceeds from the issuance of our Convertible Notes (as defined below), from which we received gross proceeds of $80.0 million in July 2024 and $15.0 million in September 2024 and with the proceeds from our Pre-Closing Financing (as defined in “Recent Developments” below).

We have incurred operating losses since inception. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of JADE101 and any future product candidates we may develop. We have generated net losses of $38.2 million for the three months ended March 31, 2025. As of March 31, 2025, we had an accumulated deficit of $85.1 million. We expect to continue to incur significantly increased expenses for the foreseeable future if and as we:

•	advance our existing and future research and development and discovery-related development of our JADE-001, JADE-002 and JADE-003 programs, including potential expansion into additional indications;

•	seek and identify additional research programs and product candidates and initiate discovery related activities and preclinical studies for those programs;

•	complete future preclinical studies for our pipeline;

•	pursue investigational new drug applications or comparable foreign applications that allow commencement of our planned clinical trials or future clinical trials for any programs we may develop;

•	initiate enrollment and successfully complete clinical trials;

•

pursue positive results from our future clinical trials that support a finding of safety and effectiveness, an acceptable risk-benefit profile in the intended populations and a competitive efficacy, safety and half-life profile;

•	hire research and development, clinical, manufacturing and commercial personnel;

•	add operational, financial and management information systems and personnel;

•	experience any delays, challenges, or other issues associated with the preclinical and clinical development of our programs, including with respect to our regulatory strategies;

•

develop, maintain and enhance a sustainable, scalable, reproducible and transferable clinical and commercial-scale current good manufacturing practices (“cGMP”) capabilities through a third-party or our own manufacturing facility for the programs we may develop;

•	seek, obtain and maintain regulatory approvals for any product candidates for which we successfully complete clinical trials;

•	ultimately establish a sales, marketing and distribution infrastructure to commercialize any programs for which we may obtain regulatory approval;

•	generate revenue from commercial sales of product candidates for which we receive regulatory approval, if any;

•	maintain safety, tolerability and efficacy profile of any product we may develop in additional indications following approval in one indication;

•

maintain, expand, enforce, defend and protect our intellectual property portfolio and other intellectual property protection or regulatory exclusivity for any products we may develop and defend any intellectual property-related claims;

•	further acquire or in-licenses product candidates or programs, intellectual property and technologies;

•	maintain our current collaboration and establish and maintain any future collaborations, including making milestone, royalty or other payments thereunder; and

•

incur additional costs of operating as a public company, including increased costs of audit, legal, regulatory and tax-related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs.

Any changes in the outcome of any of these variables with respect to the development of programs that we may identify could mean a significant change in the costs and timing associated with the development of such programs. For example, if the U.S. Food and Drug Administration or another comparable regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required to complete clinical development and obtain regulatory approval of one or more product candidates, or if we experience significant delays in our preclinical studies or clinical trials, we would be required to expend significant additional financial resources and time to advance and complete clinical development. We may never obtain regulatory approval for any of our product candidates.

We will not generate revenue from product sales unless and until we successfully initiate and complete clinical development and obtain regulatory approval for any product candidates. If we obtain regulatory approval for any of our product candidates and do not enter into a commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, manufacturing, marketing, and distribution.

As a result of all the foregoing, we expect to need substantial additional funding to support our continued operations and growth strategy. Until such a time we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements on favorable terms, or at all. If we fail to raise capital or enter into such agreements as, and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our programs.

Because of the numerous risks associated with product development, we are unable to accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

As of March 31, 2025, we had cash and cash equivalents of $49.9 million. We expect that our existing cash and cash equivalents, together with the proceeds from the Pre-Closing Financing (as defined in “Recent Developments” below), will be sufficient to fund our operating plans for at least twelve months from the date of our condensed consolidated financial statements for the three months ended March 31, 2025 were issued. We expect to continue to incur substantial losses for the foreseeable future, and our transition to profitability will depend upon successful development, approval and commercialization of our product candidates and upon achievement of sufficient revenues to support our cost structure. See “— Liquidity and Capital Resources”.

The Merger and Pre-Closing Financing

On October 30, 2024, Aerovate and Pre-Merger Jade entered into an Agreement and Plan of Merger (the “Merger Agreement”). On April 28, 2025 (the “Closing Date”), the parties completed the Merger in accordance with the terms of the Merger Agreement, pursuant to which, among other matters, Caribbean Merger Sub I, a Delaware corporation and a wholly owned subsidiary of Aerovate, merged with and into Pre-Merger Jade, with Pre-Merger Jade continuing as a wholly owned subsidiary of Aerovate and the surviving corporation of the First Merger, and Pre-Merger Jade merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger continuing as a wholly owned subsidiary of Aerovate. In connection with the Merger, Aerovate changed its name to “Jade Biosciences, Inc.” Subsequently, Jade Biosciences, LLC merged with and into Jade Biosciences, Inc. The Company is led by Pre-Merger Jade’s management team and remains focused on developing differentiated biologic therapies for patients living with autoimmune diseases. Immediately prior to the completion of the Merger, Pre-Merger Jade issued and sold, and certain new and existing investors purchased, 27,734,991 shares of common stock of Pre-Merger Jade and 7,776,247 Pre-Merger Jade pre-funded warrants, exercisable for 7,776,247 shares of Pre-Merger Jade common stock, at a purchase price of $5.9407 per share or a purchase price of $5.9406 per pre-funded warrant , for an aggregate amount of $334.2 million, which includes $95.0 million of proceeds previously received from the issuance of Convertible Notes (as defined herein) and accrued interest of $7.5 million on such Convertible Notes and the related conversion of the Convertible Notes into 21,745,501 shares of Jade common stock (the “Pre-Closing Financing” and, together with the Merger, the “Transactions”).

In accordance with an exchange ratio determined in accordance with the terms of the Merger Agreement (the “Exchange Ratio”), at the effective time of the First Merger (the “First Effective Time”), (i) each share of Pre-Merger Jade common stock outstanding, including shares of Pre-Merger Jade common stock issued in the Pre-Closing Financing, was converted into the right to receive a number of shares of Aerovate common stock equal to the Exchange Ratio, (ii) each share of Pre-Merger Jade restricted stock was converted into the right to receive a number of shares of Aerovate common stock equal to the Exchange Ratio, which were subject to the same vesting provisions as those immediately prior to the Merger, (iii) each share of Pre-Merger Jade Series Seed Convertible Preferred Stock, par value $0.0001 per share (the “Jade Preferred Stock”) was converted into the right to receive a number of shares of Aerovate Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), which are each convertible into 1,000 shares of Aerovate common stock, equal to the Exchange Ratio divided by 1,000 (iv) each option to purchase shares of Pre-Merger Jade common stock was converted into the right to receive an option to purchase shares of Aerovate common stock equal to the Exchange Ratio, which options are subject to the same vesting provisions as those immediately prior to the Merger, and (v) each pre-funded warrant to purchase shares of Pre-Merger Jade common stock issued in the Pre-Closing Financing was converted into the right to receive a number of pre-funded warrants to purchase shares of Aerovate common stock equal to the Exchange Ratio.

The Exchange Ratio is calculated as 0.6311 shares of Aerovate common stock for each share of Pre-Merger Jade common stock (and 0.0006311 shares of Series A Preferred Stock for each share of Jade Preferred Stock) on the Closing Date, which gives effect to a one-for-35 reverse stock split of Aerovate common shares immediately prior to the Merger. After the Merger, Pre-Merger Jade stockholders immediately before the First Effective Time, including those purchasing shares and pre-funded warrants in the Pre-Closing Financing, own approximately 98.6% of the outstanding common stock of the Company, and Aerovate stockholders immediately before the First Effective Time own 1.4% of the outstanding common stock of the Company, which gives effect to (a) Aerovate’s Net Cash (as defined in the Merger Agreement) as of the closing of the Merger being approximately $0, (b) the Pre-Closing Financing for an aggregate purchase price of approximately $300.0 million, which reflects the conversion of the previously issued $95.0 million of Convertible Notes, (c) a valuation for Aerovate equal to its Net Cash (as defined in the Merger Agreement) as of the business day immediately prior to the Closing Date, plus $8.0 million, and (d) a valuation for Pre-Merger Jade equal to $175.0 million, in each case as further described in the Merger Agreement.

Impact of General Economic Risk Factors on Our Operations

Uncertainty in the global economy presents significant risks to our business. We are subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including increases in inflation, fluctuating interest rates, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy or government budget dynamics (particularly in the pharmaceutical and biotech areas), recent bank failures, geopolitical factors, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the responses thereto, and supply chain disruptions. While we are closely monitoring the impact of the current macroeconomic and geopolitical conditions on all aspects of our business, including the impacts on participants in any future clinical trials and our employees, suppliers, vendors and business partners and our future access to capital, the ultimate extent of the impact on our business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside our control and could exist for an extended period of time. We will continue to evaluate the nature and extent of the potential impacts to our business, results of operations, liquidity and capital resources. For additional information, see the section titled “Risk Factors — Risks Related to Jade’s Business and Operations.”

Components of Results of Operations

Revenue

To date, we have not generated revenue from any sources, including product sales, and do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, we may generate revenue in the future from product sales or payments from future collaboration or license agreements that we may enter into with third parties, or any combination thereof. We cannot predict if, when, or to what extent we will generate revenue from the commercialization and sale of our product candidates. We may never succeed in obtaining regulatory approval for any of our product candidates.

Operating Expenses

Our operating expenses consist of (i) research and development expenses and (ii) general and administrative expenses.

Research and Development

Research and development expenses consist primarily of costs incurred in connection with the research and development of our programs. These expenses include:

•

costs of funding research performed by third parties, including Paragon Therapeutics, Inc. (“Paragon”), that conduct research and development activities on our behalf and services rendered under the Paragon Option Agreement (as defined below) and the JADE-001 License Agreement (as defined below) for the selected target APRIL (JADE-001), and our JADE-002 and JADE-003 programs, which have currently undisclosed targets;

•

expenses incurred in connection with continuing our current research programs and discovery- phase development of any programs we may identify, including under future agreements with third parties, such as consultants and contractors; and

•	personnel-related expenses, including recruiting costs, salaries, bonuses, benefits and equity-based compensation expense.

We expense research and development costs as incurred. For the three months ended March 31, 2025, we recognized $7.8 million of expenses in connection with services provided by Paragon under the Paragon Option Agreement and the JADE-001 License Agreement in our condensed consolidated statement of operations and comprehensive loss. See the section titled “Contractual Obligations and Commitments” below for further details on our research plans.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including recruiting costs, salaries, bonuses, benefits, and equity-based compensation, for individuals in our executive, finance, operations, human resources, business development and other administrative functions. Other significant general and administrative expenses include legal fees relating to corporate matters and patent-related activities, insurance costs, information technology, and professional and consulting fees associated with accounting, audit, tax and investor and public relations.

We expect that our general and administrative expenses will increase substantially for the foreseeable future as we increase our headcount and establish office space to support our expected growth. We also incurred and expect to continue to incur increased expenses associated with the Transactions and becoming a public company, including transactional costs and increased costs of accounting, audit, legal, regulatory and tax related services associated with maintaining compliance with SEC requirements, additional director and officer insurance costs, and investor and public relations costs. We also expect to incur additional intellectual property-related expenses as we file patent applications to protect innovations arising from our research and development activities.

Other Income (Expense)

Other income primarily relates to interest income. Change in fair value of convertible notes payable primarily relates to the fair value adjustment related to our Convertible Notes.

Income Taxes

We have recorded a full valuation allowance against our net deferred tax assets at each balance sheet date, as we believe it is not more likely than not that the benefit will be realized due to our cumulative losses generated to date and expectation of future losses.

Results of Operations for the Three Months Ended March 31, 2025

The following table summarizes our interim condensed consolidated statement of operations and comprehensive loss for the period presented (in thousands):

Three Months Ended March 31, 2025
Operating expenses
Research and development(1)	$20,023
General and administrative(2)	3,361

Total operating expenses	23,384

Loss from operations	(23,384)
Other income / (expense):
Interest income	615
Change in fair value of convertible notes payable(3)	(15,400)

Total other expense, net	(14,785)

Net loss and comprehensive loss	(38,169)

(1)	Includes related party amount of $7.8 million for the three months ended March 31, 2025.
(2)	Includes related party amount of $0.1 million for the three months ended March 31, 2025.
(3)	Includes related party amount of $3.3 million for the three months ended March 31, 2025.

Research and Development Expenses

The following table summarizes our research and development expenses incurred for the period presented (in thousands):

Three Months Ended March 31, 2025
External research and development costs:
JADE-001 external research and development costs(1)	$9,767
JADE-002 external research and development costs(2)	5,154
JADE-003 external research and development costs(3)	733
Other research and development costs:
Personnel-related (including stock-based compensation)(4)	3,952
Other	417

Total research and development expenses	$20,023

(1)	Includes related party amount of $1.3 million for the three months ended March 31, 2025.
(2)	Includes related party amount of $4.8 million for the three months ended March 31, 2025.
(3)	Includes related party amount of $0.7 million for the three months ended March 31, 2025.
(4)	Includes related party amount of $1.0 million for the three months ended March 31, 2025.

Research and development expenses were $20.0 million for the three months ended March 31, 2025 and consisted primarily of the following:

•	$1.3 million of research and development expense related to services rendered by Paragon under the Paragon Option Agreement and the JADE-001 License Agreement for JADE-001;

•

$4.8 million of research and development expense related to services rendered by Paragon under the Paragon Option Agreement for JADE-002, including $1.5 million for achievement of the nomination of a development candidate milestone;

•	$0.7 million of research and development expense related to services rendered by Paragon under the Paragon Option Agreement for JADE-003;

•

$4.0 million of personnel-related costs related to recruiting costs, salaries, benefits, and other compensation-related costs, of which $0.7 million related to stock-based compensation expense, and $1.0 million related to stock-based compensation expense related to the Parade Warrants (as defined below);

•	$5.7 million of chemistry, manufacturing and controls related costs to manufacture our raw materials and for developing drug product for our future clinical trial;

•	$3.0 million related to toxicology studies; and

•	$0.5 million of other research and development expenses.

General and Administrative Expenses

The following table summarizes our total general and administrative expenses for the period presented (in thousands):

Three Months Ended March 31, 2025
Professional and consulting fees	$1,493
Personnel-related (including stock-based compensation)	1,713
Legal fees related to patent filings(1)	139
Other	16

Total general and administrative expenses	$3,361

(1)	Includes related party amount of $0.1 million for the three months ended March 31, 2025.

General and administrative expenses were $3.4 million for three months ended March 31, 2025 and consisted primarily of the following:

•

$1.5 million of professional and consulting fees associated with accounting, audit, investor and public relations and legal fees due to an increase in our business activity and as we prepared to become a public company;

•	$1.7 million of personnel-related costs related to recruiting costs, salaries, benefits and other compensation-related costs, including stock-based compensation of $0.7 million;

•	$0.1 million of legal fees related to patent-related activities; and

•	Less than $0.1 million of other business expenses.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have incurred significant operating losses. We expect to incur significant expenses and operating losses for the foreseeable future as we continue the preclinical development of our programs and commence clinical development of JADE-001. We have not yet commercialized any products and we do not expect to generate revenue from sales of products for several years, if at all. To date, we have funded our operations primarily with proceeds from the sale of our Convertible Notes and the Pre-Close Financing. In July 2024, we received $80.0 million in gross proceeds from the issuance of our Convertible Notes, in September 2024 we received $15.0 million in gross proceeds for the issuance of additional Convertible Notes, and in April 2025 we received $205 million gross proceeds from the Pre-Close Financing. As of March 31, 2025, we had cash and cash equivalents of $49.9 million.

Cash Flows

The following table summarizes our cash flows for the period presented (in thousands):

Three Months Ended March 31, 2025
Net cash used in operating activities	$(18,757)
Net cash used in financing activities	(700)

Net decrease in cash and cash equivalents	$(19,457)

Net Cash Used in Operating Activities

For the three months ended March 31, 2025, net cash used in operating activities was $18.8 million, which was primarily attributable to a net loss of $38.2 million, partially offset by non-cash charges of $17.8 million and changes in operating assets and liabilities of $1.6 million. Non-cash charges consisted of a $15.4 million increase in the fair value of convertible notes payable and $2.4 million increase in stock-based compensation expense. Net cash provided by changes in our operating activities consisted of a $2.7 million increase in accounts payable and a change of $1.4 million in amounts due to related parties, offset by a $2.0 million decrease in accrued expenses and other current liabilities and amounts due to related parties and a $0.5 million increase in prepaid expenses. The increase in accounts payable, accrued expenses and other current liabilities was primarily due to an increase in our business activity and vendor invoicing and payments. The increase in prepaid expenses and other current assets was primarily due to prepaid research and development expenses with our contract research organization.

Net Cash Used in Financing Activities

For the three months ended March 31, 2025, net cash used in financing activities was $0.7 million, consisting of payments for deferred offering costs in connection with the Transactions.

Future Funding Requirements

To date, we have not generated any revenue from product sales. We do not expect to generate revenue from product sales unless and until we successfully complete preclinical and clinical development of, receive regulatory approval for, and commercialize a product candidate. We do not know when, or if, that will occur. We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the preclinical activities and studies and initiate clinical trials. In addition, if we obtain regulatory approval for any programs, we expect to incur significant expenses related to product sales, marketing, and distribution to the extent that such sales, marketing and distribution are not the responsibility of potential collaborators. Additionally, in conjunction with the Merger and going public, we expect to incur additional costs associated with operating as a public company.

Our funding requirements and timing and amount of our operating expenditures will depend on many factors, including, but not limited to:

•

the rate of progress in the development of our existing and future research and development and discovery-related development of our JADE-001, JADE-002 and JADE-003 programs, including potential expansion into additional indications;

•	the scope, progress, results and costs of additional research programs and product candidates and discovery-related activities and preclinical studies for those programs;

•

our ability to successfully file investigational new drug applications or comparable foreign applications and obtain authorization to commence our planned clinical trials or future clinical trials for any programs we may develop;

•	the costs of enrollment and successful completion of clinical trials;

•

the costs necessary to pursue positive results from our future clinical trials that support a finding of safety and effectiveness, an acceptable risk-benefit profile in the intended populations and a competitive efficacy, safety and half-life profile;

•	the costs of hiring research and development, clinical, manufacturing and commercial personnel;

•	the costs of adding operational, financial and management information systems and personnel;

•

the costs necessary to obtain regulatory approvals, if any, for any approved products in the United States and other jurisdictions, and the costs of post-marketing studies that could be required by regulatory authorities in jurisdictions where approval is obtained;

•

the costs of developing, maintaining and enhancing sustainable, scalable, reproducible and transferable clinical and commercial-scale cGMP capabilities through a third-party or our own manufacturing facility for the programs we may develop;

•

the costs and timing of future commercialization activities, including establishing sales, marketing and distribution infrastructure to commercialize any programs, for any of our product candidates for which we receive regulatory approval;

•	the revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;

•

the costs and timing of preparing, maintaining, expanding, enforcing, defending and protecting our intellectual property rights and protection or regulatory exclusivity for any products we may develop and defending any intellectual property-related claims;

•	the timing and payment of milestone, royalty or other payments we must make pursuant to our existing and potential future collaborations and licensing arrangements with third parties;

•	the costs we incur in maintaining business operations;

•

the costs associated with being a public company, including costs of audit, legal, regulatory and tax- related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs;

•	the effect of competing technological and market developments; and

•	the extent to which we acquire or invests in businesses, products and technologies, including entering into licensing or collaboration arrangements for programs.

Identifying potential programs and product candidates and conducting preclinical studies and clinical trials is a time consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our programs, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if ever. Accordingly, we will need to obtain substantial additional funds to achieve our business objectives.

Adequate additional funds may not be available to us on acceptable terms, or at all. We do not currently have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Additional debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could potentially dilute ownership interests.

If we raise additional funds through strategic collaborations or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs, or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit or terminate our product development programs or any future commercialization efforts or grant rights to develop and market product candidates to third parties that we would otherwise prefer to develop and market ourself.

As of March 31, 2025 we had cash and cash equivalents of $49.9 million. We expect that our existing cash and cash equivalents, together with the proceeds from the Pre-Closing Financing, will be sufficient to fund our operating plans for at least twelve months from the issuance of the condensed consolidated financial statements for the three months ended March 31, 2025. We expect to continue to incur substantial losses for the foreseeable future, and our transition to profitability will depend upon successful development, approval and commercialization of our product candidates and upon achievement of sufficient revenues to support our cost structure.

Contractual Obligations and Other Commitments

Paragon Option Agreement

In July 2024, we entered into an Antibody Discovery and Option Agreement (the “Paragon Option Agreement”) with Paragon and Parade Biosciences Holding LLC (“Parade”) for the selected target, APRIL, for our initial research program, JADE-001. The Paragon Option Agreement was amended in September 2024 to add two additional undisclosed targets for JADE-002 and JADE-003. Under the Paragon Option Agreement, we have the exclusive option (an “Option”), on a Research Program-by-Research Program (as defined below) basis, to enter into a separate agreement with Paragon consistent with a set of terms that are pre-negotiated and attached to the Paragon Option Agreement as an exhibit (a “License Agreement”). Each License Agreement will include (a) an exclusive, worldwide license to all of Paragon’s right, title, and interest in and to the intellectual property resulting from the applicable Research Program to develop, manufacture, and commercialize the monospecific antibodies and products directed to the selected target(s), (b) a non-exclusive, worldwide license to all of Paragon’s right, title, and interest in and to the intellectual property resulting from the applicable Research Program to develop, manufacture, and commercialize multispecific antibodies and products direct to the selected target(s), and (c) a right of first negotiation for a set period of time after the execution of the License Agreement with regard to any multispecific antibodies or products comprised of (i) the licensed antibody or a derivative antibody and (ii) one or more antibodies directed at an additional target other than the selected target that are developed by Paragon. There is no payment due upon exercise of an Option pursuant to the Paragon Option Agreement. Activities under a Research Plan (as defined below) may continue past the exercise of an Option or entry into a License Agreement. If we exercise our Options and finalize the related License Agreement, we will be required to make non-refundable milestone payments to Paragon of up to $12.0 million under each respective agreement upon the achievement of certain clinical development milestones and up to $10.0 million under each respective agreement upon the achievement of certain regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale of each developed product. From time to time, we can choose to add additional targets to the Paragon Option Agreement by mutual agreement with Paragon.

Under the terms of the Paragon Option Agreement, Paragon agreed to perform certain research activities to discover, generate, identify, and characterize one or more antibody candidates directed to certain mutually agreed therapeutic targets of interest us (each, a “Research Program”). The Option with respect to each Research Program is exercisable at our sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending a specified number of days following the delivery of the data package from Paragon related to the results of the Research Program (an “Option Period”). The Paragon Option Agreement requires us, Paragon, and Parade to develop a research plan for each target that includes design, modeling, synthesis, evaluation, and other mutually agreed activities (each, a “Research Plan”), which activities may include performing preclinical studies. Paragon will perform the activities set forth in each Research Plan on the timelines set forth in such Research Plan and in compliance with a mutually agreed budget. Each Research Program will be overseen and coordinated by a joint development committee consisting of two of our employees and two employees from Paragon, with us and Paragon each having one vote with respect to decisions of the committee. When Paragon and Parade have produced an antibody against a selected target, and upon the completion of each Research Program, Paragon and Parade will deliver to us a data package that includes sequence information for all then-existing antibodies and information directed to such target. We, Paragon and Parade have developed a Research Plan for JADE-001 consistent with the foregoing, and Paragon and Parade have delivered an antibody against APRIL in accordance with such Research Plan.

Upon exercise of an Option with respect to a Research Program, the parties are obligated to use reasonable efforts to finalize and execute a License Agreement within 30 days. Under the terms of a License Agreement, we expect that we will have sole authority over and control of the development, regulatory approval, manufacturing and commercialization of such in-licensed intellectual property worldwide. In addition, we expect to have sole authority over and control of the application for and issuance of all regulatory approvals related to such in-licensed intellectual property. Prior to entry into a License Agreement, Paragon is responsible for the prosecution, defense, maintenance and enforcement of patents related to the Research Program. Following entry into a License Agreement, we expect to control prosecution, defense, maintenance and enforcement of patents licensed under such License Agreement.

Any License Agreement entered into with respect to a given Research Program is expected to be consistent with pre-negotiated terms attached to the Paragon Option Agreement and shall contain the same milestone payment obligations as the Paragon Option Agreement, provided that any milestone set in the Paragon Option Agreement that has not yet been achieved and is duplicated in such License Agreement shall no longer be achievable and payable under the terms of the Paragon Option Agreement and shall only be achievable under the terms of the License Agreement. For the avoidance of doubt, if a milestone is achieved and paid by us pursuant to the Paragon Option Agreement for a certain Research Program, then there shall be no milestone payment due for the achievement of such milestone under a subsequently executed License Agreement for such Research Program. Further, under a License Agreement, we would also be required to make royalty payments to Paragon in the low single-digit percentage range based on net sales of products, subject to certain reductions. The royalty term will terminate on a product-by-product and country-by-country basis upon the later of the expiration of the last-to-expire valid claim within the relevant patent rights or the twelfth anniversary of the first commercial sale of such product in such country.

We exercised the Option to acquire the intellectual property rights to JADE-001 on October 7, 2024 and entered into a License Agreement for all antibodies discovered, generated, identified or characterized by Paragon in the course of performing the JADE-001 Research Program directed to APRIL, antibodies created by the company derived from the licensed antibodies and directed to APRIL, and products that comprise the foregoing with Paragon on October 30, 2024. Our Option to acquire the intellectual property rights to certain other Research Programs under the Paragon Option Agreement, including JADE-002 and JADE-003, currently remain unexercised.

Unless terminated earlier, the Paragon Option Agreement shall continue in force on a Research Program-by-Research Program basis until the later of: (i) the end of the Option Period for such Research Program, as applicable, if such Option is not exercised by us; (ii) if we exercise our Option with respect to a Research Program, but the parties are unable to finalize and execute a License Agreement within 30 days, the expiration of such 30-day period (subject to any mutually agreed extension of such period); and (iii) the expiration of the applicable Research Term (as defined in the Paragon Option Agreement). We may terminate the Paragon Option Agreement or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon, provided that we must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate the Paragon Option Agreement or a Research Program immediately upon written notice to us if, as a result of any action or failure to act by us or our affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate the Paragon Option Agreement or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.

Upon entering into the Paragon Option Agreement, we were required to pay Paragon an upfront amount of $5.6 million. This amount reflects the actual historical direct costs incurred by Paragon as well as a 20% mark-up on the direct costs to approximate the indirect costs incurred by Paragon from the inception of the APRIL program to the entry into the Paragon Option Agreement. Substantially all of the costs reflected in the upfront amount were incurred by Paragon between January 1, 2024 and the parties’ entry into the Paragon Option Agreement, and the remainder of the costs were incurred in the year ended December 31, 2023. Such direct costs were related to research and development activities. Of these upfront research and development costs, a total of $5.5 million was included in our audited consolidated statement of operations as research and development expense during the period from June 18, 2024 (inception) to December 31, 2024. Paragon had no investments, intangibles, debt, or other assets or liabilities related to the APRIL program aside from standard operating liabilities that were included in the upfront amount paid by us to Paragon. Paragon’s cash flows related to the APRIL program were operating cash flows and this categorization is consistent with the presentation of R&D expense related cash flows, as presented on our condensed consolidated statement of cash flows.

Under the Paragon Option Agreement, we are responsible for any additional development costs incurred by Paragon, which from January 1, 2025 to March 31, 2025 totaled $1.4 million, of which $1.3 million was recognized as research and development expense in our condensed consolidated statement of operations and comprehensive loss during the three months ended March 31, 2025. A total of $1.4 million related to APRIL remains in our related party accrued expenses and other current liabilities balance as of March 31, 2025.

Additionally, we are responsible to reimburse Paragon for development costs related to JADE-002 which from January 1, 2025 to March 31, 2025 totaled $3.3 million and was recognized as research and development expense in our condensed consolidated statement of operations and comprehensive loss during the three months ended March 31, 2025. We are also obligated to pay Paragon $1.5 million following the nomination of a development candidate for JADE-002, which occurred in March 2025. A total of $4.8 million related to JADE-002 remains in our related party accrued expenses and other current liabilities balance as of March 31, 2025. We are also responsible for any subsequent development costs related to JADE-002.

We are also obligated to reimburse Paragon for development costs related to JADE-003 for the period of January 1, 2025 to March 31, 2025 totaling $0.7 million relating to research and development costs, as well as for subsequent development costs related to JADE-003. These amounts were recognized as research and development expense in our condensed consolidated statement of operations and comprehensive loss during the period from January 1, 2025 to March 31, 2025. An amount of $0.7 million is included in related party accrued expenses and other current liabilities as of March 31, 2025.

Additionally, as part of the Paragon Option Agreement, on each of December 31, 2025 and December 31, 2026, we will grant Parade warrants to purchase a number of shares equal to 1.00% of our outstanding capital stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares of our common stock on each respective grant date (the “Parade Warrants”). Parade is an entity formed by Paragon as a vehicle to hold equity in Jade in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon Option Agreement other than to receive such warrants.

We consider Paragon and Fairmount to be related parties. See the section titled “Certain Relationships and Related Party Transactions of the Combined Company — Jade’s Relationships with Paragon, Parade and Fairmount” in the Registration Statement.

JADE-001 License Agreement

On October 30, 2024, we entered into a License Agreement with Paragon for all antibodies discovered, generated, identified or characterized by Paragon in the course of performing the JADE-001 research program directed to APRIL, antibodies created by us derived from the licensed antibodies and directed to APRIL, and products that comprise the foregoing (the “JADE-001 License Agreement”) consistent with the pre-negotiated terms agreed to upon execution of the Paragon Option Agreement, pursuant to which Paragon granted us a royalty-bearing, worldwide, exclusive and sublicensable license with respect to certain inventions, patent rights, sequence information and other intellectual property rights related to monospecific antibodies directed at the APRIL target (the “Licensed Antibody Technology”) to use, make, sell, import, export and otherwise exploit certain monospecific antibodies and products targeting APRIL in the field of prophylaxis, palliation, treatment and diagnosis of human disease and disorders in all therapeutic areas (the “field”) and worldwide (the “territory”). Under the terms of the JADE-001 License Agreement, we are obligated to pay Paragon up to $22.0 million based on specific development and regulatory milestones, including a $1.5 million fee for the nomination of a development candidate, which was paid in December 2024, and a further milestone payment of $2.5 million upon the first dosing of a human patient in a Phase 1 trial. Following the execution of the JADE-001 License Agreement, we are solely responsible for, and have sole authority and control over, all aspects of the development, manufacturing and commercialization of the product candidates under the JADE-001 program, including regulatory strategy, communications, filings and activities (including clinical trials). Paragon also granted us a royalty-bearing, worldwide, non-exclusive, sublicensable right and license under the Licensed Antibody Technology to use, make, sell, import, export or otherwise exploit certain multispecific antibodies and products targeting APRIL. In addition, the following summarizes other key terms of the JADE-001 License Agreement.

•	Paragon will not conduct any new campaigns that generate APRIL monospecific antibodies in the field for at least five years.

•

Paragon may pursue the development and commercialization of multispecific antibodies and products directed at the APRIL target in the field and in the territory, and we have a right of first negotiation for any such multispecific antibodies and products proposed by Paragon for a period of five years from the execution of the JADE-001 License Agreement. If we do not exercise our right of first negotiation, or if the parties are unable to agree on a definitive agreement, Paragon may proceed without any obligations to us with respect to the right of first negotiation, and our non-exclusive license will exclude any multispecific antibodies and products that were the subject of the right of first negotiation.

•

We will pay Paragon a low-to-mid single-digit percentage royalty based on annual net sales of the products in the field and in the territory, and a mid-single-digit percentage royalty based on annual net sales of the multispecific products in the field and in the territory, subject to a 30% reduction if there is no valid patent covering the product in the country.

•

The royalty term ends on the later of (i) the twelfth anniversary of such date or (ii) the expiration of the last-to-expire valid patent covering the product or the multispecific product in the country at issue.

•	The JADE-001 License Agreement may be terminated on 60 days’ notice by us, upon material breach without cure; and to the extent permitted by law, upon a party’s insolvency or bankruptcy.

•

With respect to patents licensed to us under the JADE-001 License Agreement that have been filed as of the effective date of the JADE-001 License Agreement, we will control the preparing, filing, prosecuting and maintenance of such patents. With respect to patents filed after the effective date of the JADE-001 License Agreement, Paragon will control the preparing, filing, prosecuting and maintaining of such patents until the final deliverable for the relevant research program is delivered to us, after which we will control the preparing, filing, prosecuting and maintain of such patents.

•

We shall have the right to grant sublicenses under the JADE-001 License Agreement, provided that (i) any sublicense agreement is consistent with all relevant terms, conditions and restrictions of the JADE-001 License Agreement, (ii) we provides Paragon with a copy of each sublicense agreement and any amendments thereto within 30 days following execution thereof and (iii) we remain responsible for all payments and obligations due under the JADE-001 License Agreement.

•

On a product-by-product basis, we are obligated to pay sublicensing fees of up to approximately $20.1 million, mainly upon the achievement of commercial milestones. We have the option, during specified periods, to pay a non-refundable lump-sum buyout payment on a product-by-product basis to extinguish future milestone payment obligations with respect to such product.

In December 2024, we completed our selection of our development candidate for the JADE-001 program, which is called JADE101, and we paid Paragon the related $1.5 million milestone payment and recorded the payment as research and development expense. In December 2024, we recorded a $0.1 million nonrefundable sublicensee fee under the JADE-001 License Agreement as research and development expense. In March 2025, we completed our selection of our development candidate for the JADE-002 program and recorded a $1.5 milestone expense as research and development expense in our condensed consolidated statements of operations and comprehensive loss during the period ended March 31, 2025. This $1.5 million relating to the selection of the development candidate for JADE-001 is included within related party accrued expenses and other current liabilities as of March 31, 2025.

Biologics Master Services Agreement

On February 3, 2025, we entered into an amended and restated biologics master services agreement (the “WuXi Biologics MSA”) with WuXi Biologics (Hong Kong) Limited (“WuXi Biologics (Hong Kong)”). The WuXi Biologics MSA governs certain development activities and GMP manufacturing and testing for the JADE-001 program, as well as future programs, on a non-exclusive, work order basis. Under the WuXi Biologics MSA, we are obligated to pay WuXi Biologics (Hong Kong) a service fee and all non-cancellable obligations in the amount specified in each work order associated with the agreement for the provision of services. WuXi Biologics (Hong Kong) is obligated to, among other things, (i) perform manufacturing services in accordance with applicable standards and law using personnel with appropriate qualifications, and to manufacture product in accordance with cGMP, (ii) comply with confidentiality and invention assignment provisions, (iii) notify us of regulatory visits or inspections and provide redacted copies of any report or written communication received from such authorities in connection therewith and (iv) assign to us all right, title and interest in to all intellectual property created or developed in connection with the provision of the services, and all intellectual property relating to such inventions, subject to certain exceptions.

The WuXi Biologics MSA terminates on the later of (i) February 3, 2030, or (ii) the completion of services under all work orders executed by the parties prior to February 3, 2030, unless terminated earlier. The term of each work order terminates upon completion of the services under such work order, unless terminated earlier. We can terminate the WuXi Biologics MSA or any work order (i) at any time upon 30 days’ prior written notice, (ii) immediately upon written notice if WuXi Biologics (Hong Kong) fails to obtain or maintain required material governmental licenses or approvals and (iii) immediately upon written notice in the event that any law is enacted that has, or could be reasonably expected to have, a material adverse effect on us or any product of ours that is the subject of the WuXi Biologics MSA, in each case, as a result of WuXi Biologics (Hong Kong) providing services under the WuXi Biologics MSA or us being a party to the Wuxi Biologics MSA. Either party may terminate a work order (i) at any time upon six months’ prior notice with reasonable cause, provided however that if WuXi Biologics (Hong Kong) terminates a work order in such manner, no termination or cancellation fees shall be paid by us and (ii) immediately for cause upon (a) the other party’s material breach that remains uncured for 30 days after notice of such breach, (b) the other party’s bankruptcy or (c) a force majeure event that prevents performance for a period of at least 90 days.

Cell Line License Agreement

On February 3, 2025, we entered into an amended and restated cell line license agreement (the “Cell Line License Agreement”) with WuXi Biologics Ireland Limited (“WuXi Biologics Ireland”). Under the Cell Line License Agreement, we received a non-exclusive, worldwide, sublicensable license to certain of WuXi Biologics Ireland’s patent rights, know-how, cell line, biological materials and media and feeds to develop, manufacture, have manufactured, make, have made, import, sell, keep, commercialize and otherwise deal in, use and exploit certain therapeutic products produced through the use of the cell lines licensed by WuXi Biologics Ireland under the Cell Line License Agreement (the “WuXi Biologics Ireland Licensed Products”). JADE-001 is, and we anticipate that any future product candidates under the JADE-001 or JADE-002 programs will be, manufactured using a cell line licensed under the Cell Line License Agreement. A cell line has not yet been selected for the JADE-003 program.

In consideration for the license, we incurred a non-refundable license fee of $0.2 million and may incur additional non-refundable license fees up to $0.1 million. Additionally, if we manufacture all of our commercial supplies of bulk drug product for a particular product with a manufacturer other than WuXi Biologics Ireland or its affiliates, we are required to make royalty payments to WuXi Biologics Ireland in an amount equal to a fraction of a single digit percentage of global net sales of the WuXi Biologics Ireland Licensed Products manufactured by a third-party manufacturer (the “Royalty”). If we manufacture part of our commercial supplies of the WuXi Biologics Ireland Licensed Products with WuXi Biologics Ireland or its affiliates, then the Royalty will be reduced accordingly on a pro rata basis. We have the option, at any time, to pay WuXi Biologics Ireland a non-refundable lump sum royalty buyout payment on a drug product-by-drug product basis to extinguish future Royalty obligations with respect to such drug product.

The Cell Line License Agreement will continue indefinitely unless terminated (i) by us upon six months’ prior written notice and our payment of all undisputed amounts due to WuXi Biologics Ireland through the effective date of termination, (ii) by either party for a material breach by the other party that remains uncured for 60 days after written notice, (iii) by WuXi Biologics Ireland if we fail to make a payment and such failure continues for 30 days after receiving notice of such failure, or (iv) by either party upon the other party’s bankruptcy.

Convertible Notes

In July and September 2024, we issued and sold to certain investors an aggregate principal amount of $80.0 million and $15.0 million, respectively, in convertible notes at an interest rate of 12% per annum (the “Convertible Notes”). Upon a “Next Equity Financing” (as defined in the Convertible Notes) the principal amount and all accrued interest under each Convertible Note will convert into a number of shares of our common stock equal to the quotient obtained by dividing the purchase price by the conversion price in connection with the Next Equity Financing. In a conversion pursuant to a Next Equity Financing, the conversion price of the Convertible Notes is the product resulting from multiplying the price per share in the financing transaction by 80%. All unpaid interest and principal is scheduled to mature on December 31, 2026. As of March 31, 2025, the aggregate principal amount of outstanding borrowings was $95.0 million.

Immediately prior to the closing of the Merger, the Convertible Notes were converted into 21,745,501 shares of Pre-Merger Jade common stock based on the aggregate principal amount of $95.0 million plus unpaid accrued interest divided by the conversion price in connection with the Pre-Closing Financing.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported revenues recognized and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our audited consolidated financial statements and the related notes thereto beginning on page F-22 of the Registration Statement and in Exhibit 99.1 furnished within this Form 8-K, we believe the following accounting policies used in the preparation of our condensed consolidated financial statements require the most significant judgments and estimates.

Research and Development Contract Costs Accruals

We record the costs associated with research studies and manufacturing development as incurred. These costs are a significant component of our research and development expenses, with a substantial portion of our ongoing research and development activities conducted by third-party service providers, including contract research organizations and contract manufacturing organizations, and our related party, Paragon.

We accrue for expenses resulting from obligations under Paragon Option Agreement between Paragon, Parade, and us and agreements with Contract Research Organizations (“CROs”), Contract Manufacturing Organizations (“CMOs”), and other outside service providers for which payment flows do not match the periods over which materials or services are provided to us. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with Paragon, CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. We make significant judgments and estimates in determining the accrual balance in each reporting period. In the event advance payments are made to Paragon, a CRO, CMO, or outside service provider, the payments will be recorded as a prepaid asset which will be expensed as the contracted services are performed. Changes in these estimates that result in material changes to our accruals could materially affect our results of operations. As of March 31, 2025, we have not experienced any material deviations between accrued and actual research and development expenses.

Stock-Based Compensation

We measure stock-based awards granted to employees, directors, and non-employees in the form of stock options to purchase shares of our common stock, based on their fair value on the date of the grant using the Black-Scholes model. We measure restricted common stock awards using the difference, if any, between the purchase price per share of the award and the fair value of our common stock at the date of grant. Compensation expense for those awards is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award for employees. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if we had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. We account for forfeitures as they occur. We classify our stock-based compensation expenses in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The Black-Scholes model uses inputs that are determined by our board of directors on the date of grant and assumptions we make for the volatility of stock-based awards, the expected term of stock-based awards, the risk-free interest rate for a period that approximates the expected term of our stock-based awards and our expected dividend yield. We have historically been a private company and lack company-specific historical and implied volatility information of our stock. Therefore, we estimate our expected stock volatility based on the historical volatility of a representative group of public companies in the biotechnology industry for a term equal to the remaining time of the expected term. The expected term of our stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the options on the date of measurement. We have estimated a 0% dividend yield based on the expected dividend yield and the fact that we have never paid, and do not expect to pay, any cash dividends in the foreseeable future. See Note 2 to our audited consolidated financial statements and the related notes thereto beginning on page F-22 of the Registration Statement for information concerning certain of the specific assumptions we used in applying the Black-Scholes model to determine the estimated fair value of our stock options granted in the periods presented.

Determination of Fair Value of Common Stock

As there has been no public market for the Pre-Merger Jade common stock from June 18, 2024 (inception) to March 31, 2025, the estimated fair value of stock-based awards has been determined by our board of directors as of the date of grant, with input from management, and with consideration of additional objective and subjective factors that we believed were relevant. All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the estimated fair value per share of the common stock underlying those options on the date of grant, based on the information known to us on the date of grant. The third-party valuations of the common stock were performed using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation. In addition, the board of directors considered various objective and subjective factors to determine the fair value of our share-based awards as of each grant date, including:

•	the prices at which we sold shares of Jade Preferred Stock and preferences of the Jade Preferred Stock relative to its stock-based awards at the time of each grant;

•	our common stock valuations;

•	the progress of our research and development programs, including the status of discovery-phase studies for our product candidates;

•	our stage of development and business strategy;

•	external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results; and

•	the lack of an active public market for our common stock and Jade Preferred Stock at the grant dates.

Our common stock valuations were prepared by a third-party valuation firm using a hybrid method, including an option pricing method (“OPM”). The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more of the scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for a company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. Our independent third party valuations were used, in part, by our board of directors to determine the price per share of common stock and by management to determine the estimated fair value of the common stock.

Once a public trading market for our common stock has been established in connection with the completion of the Merger, it is no longer necessary for the board of directors to estimate the fair value of our stock-based awards in connection with our accounting for granted stock-based awards or other such awards we may grant, as the fair value of our common stock and share-based awards is determined based on the quoted market price of our common stock.

Convertible Notes

As of March 31, 2025, we had issued $95.0 million in Convertible Notes to certain investors. We account for our Convertible Notes under Accounting Standard Codification (“ASC”) No. 815, Derivatives and Hedging (“ASC 815”). Under ASC 815, the election can be made at the inception of a financial instrument to account for the instrument under ASC No. 825, Fair Value Measurements and Disclosures (Including the Fair Value Option) (“ASC 825” and the “Fair Value Option”). We performed an analysis of all of the terms and features of the Convertible Notes and have elected to address simplification and cost-benefit considerations to use the Fair Value Option to account for the Convertible Notes as we have identified embedded derivatives, such as automatic conversion upon closing of the Next Equity Financing and automatic conversion upon the event of a Corporate Transaction, both of which would require bifurcation and separate accounting. The Convertible Notes are and will be remeasured at fair value at each balance sheet date until repayment or conversion. Changes to the fair value of the Convertible Notes will be recorded in other expense in the condensed consolidated statement of operations and comprehensive loss. Any changes in fair value caused by instrument-specific credit risk, if any, are presented separately in other comprehensive loss. The analysis of the fair value of the Convertible Notes contains inherent assumptions related to the market interest rate, instrument-specific credit risk, the probability of alternate financing, change of control, initial public offering, maturity extension, and payment at original maturity. Due to the use of significant unobservable inputs, the overall fair value measurement of the Convertible Notes is classified as Level 3.

Immediately prior to the completion of the Merger in connection with the Pre-Closing Financing, the Convertible Notes were converted into 21,745,501 shares of Pre-Merger Jade common stock based on the aggregate principal amount of $95.0 million, plus any unpaid accrued interest, divided by the conversion price.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Jade’s financial position, results of operations or cash flows is disclosed in Note 2 to our condensed consolidated financial statements as of March 31, 2025 included in Exhibit 99.1 of this Current Report on Form 8-K of which this Exhibit 99.2 is a part.

Off-Balance Sheet Arrangements

As of March 31, 2025, we did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures About Market Risk.

Interest Rate Risk

The Convertible Notes bear interest until December 2026 at a fixed rate per annum equal to 12%. An immediate 10% change in the prime rate would not have a material impact on our debt-related obligations, financial position or results of operations.

Inflation Risk

Our results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our business, results of operations, financial condition or condensed consolidated financial statements have been immaterial. We cannot assure you our business will not be affected in the future by inflation.